Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Pfenex Inc. (the “Company”) of our report dated March 16, 2015, relating to our audit of the Company’s consolidated financial statements as of December 31, 2014 and 2013, and for the years ended December 31, 2014, 2013, and 2012, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission. We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ HASKELL & WHITE LLP

San Diego, California

April 15, 2015